Pricing Supplement No.:  31
                                                     Filing Under Rule
                                                     424(b)(3)
Date:  November 7, 1995                              Registration File No.
                                                     33-49719
(to Prospectus dated January 12, 1994 and
Prospectus Supplement dated January 14, 1994)

                                  $400,000,000

                             PROVIDIAN CORPORATION

                          Medium-Term Notes, Series D


CUSIP:  74406QAV9

Principal amount:  $2,500,000              Floating Rate Notes:
Interest Rate (if fixed rate):  6.57%        Interest Rate Basis:
Maturity Date:  November 11, 2002                 Commercial Paper Rate
Specified Currency:  U.S. Dollars                 Prime Rate
Exchange Rate (if any):                           LIBOR
  U.S. $1.00 =                                    Treasury Rate
Issue price (as a percentage of                   CD Rate
  principal amount):  100.000%                    Federal Funds Rate
Selling Agent's commission (%):   0.600%     Index Maturity:
Purchasing Agent's discount or               Spread (plus or minus):
  commission (%):                            Spread Multiplier:
Net proceeds to the company (%):  99.400%    Maximum Interest Rate:
Settlement date (Original Issue              Minimum Interest Rate:
  Date):  November 10, 1995                  Initial Interest Rate:
Redemption Commencement Date (if             Interest  Reset  Date(s)  (if
                                             semi-annually or
  any):                                        annually):
Exchange Rate Agent:                            Third Wednesday of:
Original Issue Discount Security:            Interest  Reset  Date  (if weekly,
                                             monthly or
  Yes:          No:  XXX                       quarterly):  A/S
Default Rate (%):                            Interest Determination
                                             Date(s):A/S
  (applicable only for Original Issue        Calculation Date(s):  A/S
  Discount Security)                         Calculation Agent:  A/S
                                            Interest Payment Date(s):
                                                Third Wednesday       March
                                                of
                                                                      June

                                                                      September

                                                                      October





Redemption Periods:                          Regular Record Date(s):
                                             Interest Reset Period:
Other Provisions:                            Redemption Prices:



   If such Notes are denominated in other than U.S dollars, the applicable Foreign Currency Supplement is attached hereto.
   Additional Terms:
   As of the date of this Pricing Supplement (i) the aggregate initial public offering price (or its equivalent in other currencies or composite currencies) of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $226,000,000; and the aggregate proceeds which the Company has received from Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $215,638,095.
   "N/A" as used herein means "Not Applicable". "A/S" as used herein means "As stated in the Prospectus Supplement referred to above".
   Effective May 12, 1994, Capital Holding Corporation changed its name to Providian Corporation. As a result, all references in the prospectus to "Capital Holding Corporation" shall be read as to refer to "Providian Corporation".

                              Goldman Sachs & Co.